Exhibit 99.7

SIXTH AMENDMENT

TO THE

CAESARS ENTERTAINMENT

401(k) SAVINGS PLAN

WHEREAS, the Caesars Entertainment, Inc. 401(k) Savings Plan (the “Plan”) is maintained by Harrah’s Operating Company, Inc. (the “Company”);

WHEREAS, under Article XIII of the Plan, the Company reserved the right to amend the Plan through action of its Board of Directors;

WHEREAS, the Company entered into an Agreement and Plan of Merger, dated July 14, 2004 (the “Merger Agreement”), pursuant to which Caesars Entertainment, Inc. upon the terms and subject to the conditions set forth in the Merger Agreement merged with and into the Company, a wholly-owned subsidiary of Harrah’s Entertainment, Inc., with the Company as the surviving entity (the “Merger”);

WHEREAS, it has become necessary in connection with the Merger to amend the Plan in order to change the amendment authority under the Plan; and

WHEREAS, the Board of Directors approved the adoption of this amendment, which was mistakenly numbered as the Fifth Amendment at the time the resolutions were executed.

NOW, THEREFORE, the Plan is hereby amended effective as of July 19, 2005, by replacing the first sentence of paragraph (a) of Section 13.1 with the following:

“The provisions of this Plan may be amended at any time and from time to time, by action of the Human Resources Committee of the Board of Directors of Harrah’s Entertainment, Inc. (“Harrah’s”).  Notwithstanding the foregoing, any one of the Vice President of Compensation, Benefits and HRIS of Harrah’s or the Vice President of Benefits of Harrah’s may effect any amendment or amendments necessary or appropriate to bring the Plan into conformity with legal requirements or to improve the administration of the Plan, provided that no such amendments may involve an increase in the cost for benefits under the Plan.”

IN WITNESS WHEREOF, Harrah’s Operating Company, Inc. has executed this Sixth Amendment to the Plan on this 13th day of December, 2005.

HARRAH’S OPERATING COMPANY, INC

By:	/s/ Jeffrey Shovlin
Title:	Vice President